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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is between IMPERIAL WALLCOVERINGS, INC., a Delaware corporation (the "Company"), and MICHAEL LANDAU (the "Employee").

     WHEREAS, the Company is employing the Employee and desires to enter into an agreement embodying the terms of such employment commencing as of February 1, 1998, or as soon thereafter as, or upon such earlier date as, Employee has satisfied any obligation to give notice of termination to his current employer (hereinafter "Commencement Date"), provided such notice is given promptly following execution of this Agreement, and provided that during such notice period Employee shall make his services available to the Company as often as is reasonably consistent with his remaining obligations to his current employer during such notice period; and

     WHEREAS, the Employee has accepted such employment and desires to enter into such agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

     1. Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts such employment, for a period commencing on the Commencement Date and ending January 31, 2001.

     2. Duties. During the term of this Agreement, the Employee shall be employed as President of a division or unit of Company or Imperial/Borden (as hereinafter defined) with responsibility for the operations of such division or unit in North America, reporting directly to the Chief Executive Officer ("CEO") of the Company and shall perform such services for the Company and its subsidiaries as may be assigned to him from time to time by the CEO, consistent with such position. The Employee shall be entitled to a position as director of Company. The Employee shall devote his full business time and attention to the affairs of the Company and his duties in such positions.

     3. Salary, Bonuses, Equity Package

     3.1 Salary. The Company shall pay the Employee an initial base salary at an annual rate of $400,000 during the term of his employment pursuant to this Agreement. After the Employee's first full year of employment hereunder following the Commencement Date, such amount can be increased, but not decreased, by the Board of Directors of the Company or an appropriate committee thereof (the Company's Board of Directors or such committee being referred to herein as the "Compensation Board").


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     3.2 Bonuses.

     3.2.1 Signing Bonus.

     (a) Subject to the terms and conditions set forth in this Agreement, Company shall pay Employee a signing bonus of Seven Hundred Fifty Thousand Dollars ($750,000.00) in accordance with the following schedule:

          Amount                              Payment Date
          ------                              ------------
       $400,000.00                             At signing
       $200,000.00                          January 31, 1999
       $150,000.00                          January 31, 2000

     (b) If Employee voluntarily terminates his employment under this Agreement without Good Reason, as defined hereinafter, or if Company terminates Employee's employment for Cause, as defined hereinafter, any remaining payments of the signing bonus under this Section 3.2.1 shall be forfeited, and Employee shall repay Company an amount determined as follows: if such termination occurs before January 31, 1999, multiply $400,000 by the fraction, the numerator of which is the number of complete months of Employee's employment after the Commencement Date of this Agreement, and the denominator of which is twelve (12). If such termination occurs on or after January 31, 1999, but before January 31, 2000, multiply $200,000 by the fraction, the numerator of which is the number of complete months of Employee's employment after January 31, 1999, and the denominator of which is twelve (12). If such termination occurs on or after January 31, 2000, but before January 31, 2001, multiply $150,000 by the fraction, the numerator of which is the number of complete months of Employee's employment after January 31, 2000, and the denominator of which is twelve (12).

     (c) At the time the parties sign this Agreement, or within a reasonable administrative period following such execution, but not to exceed thirty (30) days from such execution, Company shall deposit Three Hundred Fifty Thousand Dollars ($350,000.00) in a trust for the purpose of paying the signing bonus provided under this Section 3.2.1; provided any trust agreement created for this purpose shall conform in all respects to the model trust contained in Revenue Procedure 92-64 issued by the Internal Revenue Service, and provided that Employee shall have an opportunity to review and comment on such trust.

     3.2.2 Guaranteed and Discretionary Bonuses. In addition to the signing bonus described above, Employee shall be guaranteed annual bonuses, payable in accordance with the Company's customary practice regarding payment of executive management bonuses, but in no event later than 60 days after the close of the year for which the bonus has been earned, in the amount of (i) $200,000 for his services rendered from the Commencement Date to January 31, 1999; and (ii) $130,000 for services rendered in the following twelve (12) month period (collectively, the "Guaranteed Bonuses"). In addition, the Employee shall be eligible to receive discretionary cash bonuses as


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determined by the Compensation Board, in its sole discretion, based on the
Company's performance targets for earnings, before interest and taxes ("EBIT") and/or cash flow ("Discretionary Bonus"). Guaranteed and any Discretionary Bonuses awarded to the Employee shall not exceed $300,000 in any year. The relevant performance targets shall be set by the Board in its sole discretion.

     3.3 Equity Package. It is acknowledged and agreed by the Parties that any rights to grants of options on the common stock of the Company under this
Section 3.3 may be satisfied with a grant or grants of options on the common stock of Company or options on the stock of the entity (hereinafter "Imperial/Borden") that succeeds to the business and operations of Company in a transaction that combines, via merger, consolidation, or otherwise, the Company's business and operations with the business and operations of Borden Decorative Products, Inc., or the successor or purchaser of such business and operations.

     3.3.1 Time Share Options. The Employee shall be granted, subject to all terms and conditions of the stock option plan hereafter adopted, including all applicable transfer restrictions as may apply to stock acquired by exercise of such options, an option to purchase one and four-tenths of one percent (1.4%) of the Company's outstanding shares of common stock ("Time Share Options"). Time Share Options shall vest at the rate of 20% per year with the initial 20% vesting on the first anniversary of the Commencement Date and the final 20% vesting on the fifth anniversary of the Commencement Date, provided that, unless otherwise provided in this Agreement and the applicable stock option plan, Employee is employed hereunder on each vesting date. Time Share Options shall have an exercise price per share equal to the price of Company shares as of the effective date of this Agreement or the share value established at the time of the initial capitalization of Imperial/Borden, as applicable (hereinafter, the "Stated Exercise Price"). The Employee shall be entitled to pay the Stated Exercise Price for any vested Time Share Options by means of a cashless exercise either through a broker or directly through the Company without use of a broker by having the Company withhold from the number of shares to be issued upon exercise the number of shares necessary to pay the Stated Exercise Price. No modification of the stock option plan or successor or replacement plan may reduce or negatively impact the rights granted to Employee hereunder. The percentages used to determine the number of shares subject to any options described by this Agreement are based on the capitalization of Company on the Commencement Date of this Agreement or the initial equity contributions to Imperial/Borden, as applicable, and the Compensation Board may adjust such percentages as necessary to prevent inadvertent dilution or enlargement of the options described herein.

     3.3.2 Performance Options. The Employee shall be eligible to be granted additional options by the Company to acquire an additional six-tenths of one percent (.6%) of the Company's outstanding shares of Common stock subject to the same terms and conditions as apply to the Time Share Options. The Board shall, in its sole discretion, set the performance targets for the grant of such options ("Performance Options").

     3.3.3 Change of Control. Notwithstanding anything to the contrary set forth in Section 3.3.1 or Section 3.3.2, if Blackstone Capital Partners L.P. ("BCP") sells or exchanges, except in connection with the formation of Imperial/Borden, fifty percent (50%) or more of its holdings of common stock of Company (or the right to vote or control, or otherwise receive the benefit of such


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stock) in one or more private transaction to an unrelated third-party person
(which includes any individual or entity), and if Employee's employment is terminated by Company without Cause or Employee terminates his employment with Good Reason within the six month period following such sale or exchange, then a "Change of Control" shall have occurred and any Time Share Options granted to the Employee pursuant to Section 3.3.1 shall become 100% vested and immediately exercisable. It is expected that management options granted hereunder will be provided with customary tag along, drag along, piggyback and registration rights.

     3.3.4 No Fiduciary Duty. The Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof shall not have any fiduciary duty to the Employee or incur any liability to the Employee (other than as a result of the breach of the provisions of this Agreement) on account of any action taken or omitted to be taken with respect to the business and operations of the Company and its subsidiaries and affiliates or Imperial/Borden, notwithstanding the fact that such action or omission may adversely affect the amounts that the Employee may receive in respect of his equity compensation or otherwise.

     3.4 Withholding. The Employee agrees that the Company may deduct and withhold from compensation payments the amounts the Company in good faith believes are required to be deducted and withheld under the provisions of any statute, law, regulation or ordinance heretofore or hereafter enacted.

     3.5 Compensation for Services. The Employee's compensation under this Agreement shall be compensation for the Employee's services to the Company and its subsidiaries in all capacities and, except as provided in this Agreement, the Employee shall not be entitled to any salary, bonus, severance, benefits, equity, perquisites or other compensation of any kind as a result of his services to the Company and its subsidiaries. Any outside directorships or charitable, civic, religious or other activities requiring a substantiated commitment of Employee's nonworking time shall be subject to review and approval by the Chief Executive Officer.

     4. Benefits. The Employee shall be entitled to such fringe benefits and perquisites, and to participate in such pension and benefit plans, including temporary and long-term disability insurance, accidental death, group term life insurance, directors and officers liability insurance, auto allowance, and appropriate annual holidays, sick days and annual vacation time as are generally made available to senior executives of the Company and such other fringe benefits as may be determined by the Company during the term hereof.

     5. Expenses

     5.1 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel (including airline club memberships), business entertainment and other reasonable business expenses reasonably incurred by the Employee in connection with the performance of his duties hereunder, provided that the Employee furnishes to the Company adequate records or other evidence respecting such expenditures. Company shall also reimburse Employee, upon submission of appropriate documentation, for reasonable legal fees he incurs in the review of this Agreement.


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     6. Termination of Employment

     6.1 Voluntary Termination. The Employee may terminate his employment with the Company at any time upon one month's prior written notice. In the event the Employee terminates such employment voluntarily, upon such termination the Company shall pay the Employee his unpaid base salary under Section 3.1 accrued to the date on which his employment terminates (the "Termination Date"). In this event, no additional Guaranteed Bonuses shall be paid; and Employee shall, if applicable, repay a portion of the signing bonus in accordance with Section 3.2.1(b) above.

     6.2 Involuntary Termination.

     (a) The Employee's employment with the Company shall automatically terminate upon the Employee's death or, unless the Board of Directors of the Company in its sole discretion shall otherwise elect, at the end of any consecutive three-month period during which the Employee is physically or mentally disabled (measured from the first date on which the Employee is absent from work due to such disability to the same date in the third succeeding calendar month, or, if there is no such date or such date is not a business day, the next succeeding business day) or at the end of such shorter periods aggregating four months in any twelve month period during which the Employee is physically or mentally disabled. In the event the Employee's employment with the Company is terminated due to the Employee's death or physical or mental disability, the Company shall pay to the Employee or, if applicable, his estate or legal representative his unpaid base salary under Section 3.1 accrued to the Termination Date.

     (b) The Company may at any time without advance notice terminate the Employee's employment with the Company without Cause (as hereinafter defined). In the event the Company terminates the Employee's employment hereunder without Cause prior to the expiration of the term of employment then in effect under
Section 1, upon such termination the Company shall be obligated to pay the Employee the greater of (i) any unpaid balance of the Guaranteed Bonuses and an amount equal to the base salary under Section 3.1 that would have been paid to him for the remaining portion of the term of employment then in effect under
Section 1, but for such termination, or (ii) Five Hundred Thousand Dollars ($500,000.00). The parties shall, at the request of either party, negotiate in good faith for an extension of this Agreement or for a new Agreement within ninety days of the end of the initial term. In addition, if the Company does not to extend this Agreement or offer Employee an employment agreement providing at least one additional year of employment without reduction to his base salary at the end of the term hereof, such termination shall be deemed an involuntary termination pursuant to this paragraph (b) and shall entitle the Employee to an amount equal to the greater of (i) his annual base salary then in effect, or
(ii) Five Hundred Thousand Dollars ($500,000). The amount due to the Employee pursuant to this paragraph (b) shall be paid, at the sole discretion of the Compensation Board at the Termination Date, either in a lump sum or on a periodic basis in accordance with normal pay practice.

     (c) The Company may, acting by a majority of its Board of Directors, at any time following thirty days advance written notice terminate the Employee's employment with the Company for Cause. During such thirty day notice period, Employee shall be given an opportunity to present his case to the Board, whether in writing or orally, and Company may require that


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Employee vacate Employer's premises during such thirty day period. In the event the Employee's employment with the Company is terminated for Cause, upon such termination the Company shall pay the Employee his unpaid base salary under
Section 3.1 accrued to the Termination Date. In this event, no additional Guaranteed Bonuses shall be paid; all the Employee's rights under Section 3.3 shall be forfeited; and Employee shall, if applicable, repay a portion of the signing bonus in accordance with Section 3.2.1(b) above.

     (d) As used herein, the term "Cause" means (i) fraud or misappropriation with respect to the business of the Company or intentional damage to the business of the Company, (ii) malfeasance or misfeasance, or an intentional breach of fiduciary duty or intentional, material misrepresentation to the Company or its stockholders, (iii) willful failure to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company, (iv) conviction of the Employee of a felony or any other crime involving moral turpitude, or entry of a plea of no contest to such charge, or
(v) inaccuracy or breach of the Employee's representations and covenants set forth in Section 7 hereof which results in material damage to Company.

     (e) Employee may at any time give written notice of Good Reason for termination of his employment with Company. If Good Reason for such termination continues to exist thirty (30) days after such notice, Employee may terminate employment for Good Reason and Company shall pay Employee the amounts described in Section 6.2(b) for a termination by Company without Cause.

     (f) As used herein, the term "Good Reason" means (i) a demotion in Employee's position, provided that a change or title shall not, without a related diminution in reporting status, constitute a demotion for this purpose,
(ii) a significant reduction of his responsibilities, (iii) a change in Employee's duties and responsibilities requiring Employee to change his domicile against his will outside the New York, New York metropolitan area, (iv) a breach of a material obligation by Company under this Agreement, or (v) if Employee does not become the CEO of the Company in the event the CEO of the Company on the Commencement Date ceases to hold that position during the term of this Agreement.

     (g) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, "Payments"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and that there is a Reduced Amount (as defined in subsection (i) hereof), the amount of Payments to Employee shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount is more than Fifty Thousand Dollars ($50,000.00) less than the Payments, the Reduced Amount shall not apply and the Company shall make unreduced Payments in accordance with this Agreement. In addition, in that event, the Company shall pay the Employee an additional amount necessary to pay the excise tax and place the Employee in the same after-tax position he would have been in if no part of the Payments constituted an "excess parachute payment".

     (i) For purposes of this section, (A) a "Reduced Amount" shall mean the aggregate amount of Payments that (1) is less than the sum of all Payments (without regard to


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          this Section 7(g)) and (2) results in the greatest Net After Tax
          Receipts to Employee; and (B) "Net After Tax Receipts" means the present value (determined pursuant to Section 280G(d)(4) of the Code) of Payments, net of (1) federal, state and local income taxes payable with respect to the Payments, determined by applying the highest marginal income tax rate applicable to individuals in the year of Employee's termination of employment and by calculating state and local income taxes net of any federal income tax deductions for such taxes, and (2) any excise tax payable with respect to such Payments pursuant to Section 4999 of the Code.

     (ii) All determinations made under this Section 7(g) shall be made by the Company's independent accounts immediately prior to the Change of Control which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 15 days after the Termination Date. Any such determinations by the accounting firm shall be binding upon the Company and Employee. If the accounting firm determines that there exists a Reduced Amount, any reduction or elimination in Payments shall be applied first to those Payments that are determined otherwise to constitute "excess parachute payments" and are payable to Employee at the most distant point in time after the Termination Date.

     6.3 Exercisability of Options after Termination. In the event the Employee's employment with the Company is terminated due to the Employee's death or physical or mental disability, all Time Share Options, and Performance Options then exercisable shall remain exercisable for a period of nine months from the Termination Date, or, if earlier, until the date such options would have expired if the Employee had continued to be employed by the Company. In the event the Employee's employment with the Company is terminated for any other reason (other than termination for Cause), all Time Share Options and Performance Options then exercisable shall remain exercisable for a period of six months from the Termination Date, or, if earlier, until the date such options would have expired if the Employee had continued to be employed by the Company.

     7. Representations and Covenants of the Employee. The following representations and covenants shall inure to the benefit of Company and Imperial/Borden, whether the later entity is or is not expressly named.

     7.1 No Violation. Employee represents that he is a party to a Confidentiality Agreement with his former employer, F. Schumacher & Co. ("Confidentiality Agreement"). Employee represents and warrants that he has not and will not remove nor will he have in his possession or control as of the Commencement Date, or such earlier date as he may perform services for the Company, any documents, data or information in written or computer form regarding the business of his former employer. Employee represents that he has not and will not violate the Confidentiality Agreement with his former Employer, that he has not and will not disclose trade secrets of his former employer, and that he can perform his duties for the Company without violating such Confidentiality Agreement. Employee further represents that there are no other agreements with his former employer concerning confidentiality, nonsolicitation, or noncompetition.


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     7.2 No Conflicts. The Employee represents and warrants that the terms of this Agreement do not conflict with any other agreement, written or oral, to which the Employee is a party or by which the Employee is bound, including, without limitation, any noncompetition agreement for the benefit of any former employer.

     7.3 Conduct. The Employee will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof.

     7.4 Performance of Duties. The Employee agrees that during the term of his employment under this Agreement and the Additional Term (as defined below), the Employee shall not compete with the Company in any way whatsoever. Without limiting the generality of the foregoing, the Employee shall not, during the term of his employment under this Agreement and during the Additional Term, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with or provide any services as a consultant for any business which competes with the business of the Company or Imperial/Borden or its subsidiaries as such business may be conducted from time to time; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude the Employee from owning not more than 5% of the publicly traded securities of any entity which is in competition with the business of the Company or its subsidiaries. The "Additional Term" shall mean a period of one year after the Employee's employment under this Agreement terminates, provided, however, that if Employee terminates his employment for Good Reason or is terminated for Cause, then there shall be no Additional Term.

     7.5 Company Information. The Employee agrees that so long as he is employed by the Company and following any termination of his employment the Employee will keep confidential all confidential information and trade secrets of the Company and/or Imperial/Borden and any of their subsidiaries or affiliates and will not disclose such information to any person without the prior approval of the Board of Directors of the Company or use such information for any purpose other than in the course of fulfilling his duties of employment with the Company pursuant to this Agreement. It is understood that for purposes of this Agreement the term "confidential information" is to be construed broadly to include all material nonpublic proprietary information of Company and/or Imperial/Borden. Upon the termination of this Agreement, the Employee shall return any documents, records, data, books or materials of the Company and/or Imperial/Borden and their subsidiaries or affiliates in his possession or control and any of his work papers containing confidential information or trade secrets of the Company and/or Imperial/Borden and their subsidiaries or affiliates.

     7.6 Cooperation. The Employee shall promptly notify the Company of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any of its


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subsidiaries or affiliates. The Employee shall cooperate fully with the Company and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Company or of its subsidiaries or affiliates other than the reimbursement of the Employee's reasonable out-of-pocket expenses. Notwithstanding the foregoing, if Employee is not employed by the Company at such time, and cooperation with the Company (excluding time spent participating in any Proceeding or participating prior to any Proceeding in any examination under oath) requires more than 12 hours in any month or 40 hours in any 12-month period (the "maximum commitment"), then the Company shall additionally reimburse Employee at the rate of $250 per hour for time in excess of the maximum commitment. This Section 7.6 shall survive any termination of this Agreement. The Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor, except as required by law, or by the order of any court of competent jurisdiction or any governmental agency or instrumentality.

     7.7 Compliance with Policies. During this employment hereunder, the Employee shall comply with all insider trading and other policies of the Company and all applicable laws. The Employee shall have access to all such policies and the Company's counsel shall be available for consultation with the Employee on compliance with all applicable laws.

     8. Indemnification of Employee by Company. The Company shall indemnify and hold harmless Employee from all costs and expenses, including reasonable and documented legal fees and court costs, incurred by him in connection with any disputes or litigation with the former employer of Employee arising out of the Confidentiality Agreement between Employee and his former employer, provided that the Employee shall have acted in good faith and in a manner which he reasonably believed would not breach the Confidentiality Agreement. The Company shall have the right to approve Employee's selection of defense counsel for any such dispute or litigation, which approval shall not be unreasonably withheld. Employee agrees to repay the Company any such amounts if it is determined by a court of law or other legally competent finder of fact that Employee intended to breach or had reason to know that his actions would constitute a breach of the Confidentiality Agreement, provided that this repayment obligation shall not apply to the defense costs, or any portion of the defense costs, that relate to any allegation that the disclosure of the Confidentiality Agreement itself is a breach of the Confidentiality Agreement.

     9. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of Ohio, regardless of the laws that might be applied under applicable principles of conflicts of laws. Each of the parties hereby waives any right such party may have to a trial by jury. The parties hereto agree that the language of this Agreement shall be construed neutrally and not strictly for or against either of the parties.

     10. Entire Agreement and Survivorship. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings between the parties hereto with respect to the matters referred to herein. The representations, warranties and covenants of the Employee and Company contained in of Sections 7 and 8 shall survive expiration or termination of this Agreement by either party.


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     11. Notice. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed either by certified or registered mail or by a recognized overnight delivery service:

     To the Company:

     Chief Executive Officer
     Imperial Wallcoverings, Inc.
     23645 Mercantile Road
     Cleveland, Ohio 44122

     With a copy to:

     R. Jeffrey Pollock
     McDonald, Hopkins, Burke & Haber Co., L.P.A.
     2100 Bank One Center
     Cleveland, Ohio  44114

     To the Employee:

     Michael Landau
     436 Rockrimmon Road
     Stamford, CT  06903

     With a copy to:

     Mark Oland
     Bingham Dana LLP
     100 Pearl Street
     Hartford, CT  06103

or such other address as may be stated in notice given under this Section 11.

     12. Severability. The invalidity, illegality or enforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law. Without limiting the foregoing, the covenants of the Employee set forth in Sections 7.4 and 7.5, respectively, constitute agreements independent of any other provisions of this Agreement and the Employee acknowledges that his failure to comply with the provisions of Sections 7.4 and 7.5 will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure of the Employee so to comply, the Company shall be entitled, without the necessity of proving actual damages or securing or posting


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any bond, to injunctive relief in addition to all other remedies which may otherwise be available to the Company and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Sections
7.4 and 7.5. If any covenants contained in Section 7.4 shall be deemed to be invalid, illegal or unenforceable as written by reason of the extent, duration or geographical scope thereof, or otherwise, the determining body or authority making such determination shall be empowered to reduce such covenants so as to be enforceable to the greatest extent possible and, as so reduced, such covenants shall then be deemed to be rewritten and enforced as reduced.

     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of Company, its successors and assigns and Imperial/Borden and its successors and assigns, and Section 3.3.5 shall also inure to the benefit of the other persons and entities identified therein. Except as otherwise expressly provided herein, the Employee shall not, without the prior written consent of the Company, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. The Employee understands that the assignment of this Agreement or any benefits hereof or obligations hereunder by the Company to any significant subsidiary, or to any purchaser of all or a substantial portion of the assets of the Company, and the employment of the Employee by such subsidiary or by any such purchaser or by any successor of the Company in a merger or consolidation, shall not be deemed a termination of the Employee's employment for purposes of Section 6.2 or otherwise.

     14. Amendment. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

     15. Headings. Headings contained in this Agreement are for convenience only and shall not limit this Agreement or affect the interpretation thereof.

     16. Miscellaneous. In executing this Agreement, the Employee has not relied upon any statement, representation or promise, whether written or oral, of the Company or any of its subsidiaries or affiliates, or of any representative or attorney for the Company or any of its subsidiaries or affiliates, except for statements expressly set forth in this Agreement.

     17. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument, fully enforceable then according to its terms and provisions. Notwithstanding the foregoing, the parties to this document agree that for convenience purposes, they shall re-execute the counterpart signature pages signed by the other parties so that each party may have a copy of this document with a fully executed original signature page.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year written below.


               "Employee"


______________________________________            Date:_________________________
            MICHAEL LANDAU



IMPERIAL WALLCOVERINGS, INC.
         "Company"


By:  _________________________________            Date:_________________________

Its: _________________________________


                                      -12-